Core-Mark Announces 2015 Fourth Quarter and Full Year Financial Results

•	Record Annual Sales of $11.1 Billion and Diluted EPS of $2.21

•	Record Adjusted EBITDA of $135.2 Million for the year, a 10.2% Increase

•	Food sales increased 8.5% for the year, total Non-cigarette sales increased 6.1%

•	Expect 2016 Sales of $13.4 Billion to $13.8 Billion

•	Expect 2016 Adjusted EBITDA of $153 Million to $160 Million

•	Announced $0.16 Dividend Payable March 28, 2016

South San Francisco, California - February 25, 2016 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2015.

“Leveraging on our success in 2015, we expect to see a significant acceleration of our revenues and profits as we move into 2016. We've been successful in growing our adjusted EBITDA by capturing market share and providing our existing customers the tools and service they needed to grow profits,” said Thomas B. Perkins, President and Chief Executive Officer. “In 2016, we are focused on the successful on-boarding of new customers, operational excellence and helping our customers become more relevant and profitable through our core strategies.”

Fourth Quarter Results

Net sales increased 7.9% to $2.8 billion for the fourth quarter of 2015 compared to $2.6 billion for the same period in 2014. Excluding the impact of foreign currency fluctuations and one additional selling day in 2015, net sales increased 8.2%. Cigarette sales increased 9.6% while non-cigarette sales grew 4.3%, both benefiting from market share wins and the acquisition of Karrys Bros. The increase in cigarette sales was due primarily to an increase of 7.4% of cartons sold and to manufacturers' price increases. In addition to market share growth, non-cigarette sales to our existing customers increased through the successful implementation of our core marketing strategies.

Gross profit increased 10.0% to $170.1 million during the fourth quarter of 2015 compared to $154.6 million for the same period in 2014. Gross profit for the fourth quarter of 2015 includes LIFO income of $7.3 million compared with $2.7 million of LIFO expense for the same period last year. The change in LIFO was due primarily to a decrease in the Producer Price Index (PPI) in 2015 for certain product categories we use to measure food/non-food LIFO expense as published by the Bureau of Labor Statistics. Remaining gross profit increased 7.7% to $157.4 million driven by a 13.3% increase in cigarette remaining gross profit and a 5.6% increase in non-cigarette remaining gross profit. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2015	2014	% Change

Gross profit	$170.1	$154.6	10.0%
Cigarette inventory holding gains	(4.7)	(4.2)
Cigarette tax stamp inventory holding gains	(0.7)	—
Candy inventory holding gains	—	(0.8)
OTP tax items	—	(6.2)
LIFO (income) expense	(7.3)	2.7
Remaining gross profit	$157.4	$146.1	7.7%

The Company’s operating expenses for the fourth quarter of 2015 were $140.9 million compared to $131.6 million for the same quarter of 2014. Operating expenses as a percentage of net sales, were 5.0% for both periods. The increase in operating expenses in the fourth quarter of 2015 includes approximately $2.3 million of incremental expenses from the Company’s new Ohio division and certain expenses related to the acquisition of Karrys Bros. In addition, operating expenses in the fourth quarter of 2015 were impacted by increases in the amount of cubic feet of product handled, incremental customer deliveries, investment spending of approximately $2.0 million on infrastructure, people and systems to support future growth, $1.1 million of identifiable costs related to the on-boarding of new customers we began servicing in the first quarter of 2016 and $0.7 million related to pension settlement activities.

Net income for the fourth quarter of 2015 was $17.7 million compared to $14.6 million for the same period in 2014. Adjusted EBITDA decreased $2.6 million to $33.5 million in the fourth quarter of 2015 compared to $36.1 million in the fourth quarter of 2014, due largely to the 2014 OTP tax items that did not recur at the same level in 2015. The components of adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2015	2014	% Change

Net income	$17.7	$14.6	21.2%
Interest expense, net (1)	0.5	0.4
Provision for income taxes	10.5	7.9
Depreciation & amortization	9.6	8.6
LIFO (income) expense	(7.3)	2.7
Stock-based compensation expense	2.0	1.8
Foreign currency transaction losses, net	0.5	0.1
Adjusted EBITDA	$33.5	$36.1	(7.2)%

Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per-share were $0.75 for the fourth quarter of 2015 compared to $0.62 for the fourth quarter of 2014. Excluding the impact of LIFO, diluted earnings per-share were $0.56 in the fourth quarter compared to $0.69 for the fourth quarter of 2014. The net OTP tax refund increased diluted earnings per-share by approximately $0.14 in the fourth quarter of 2014. In addition, per-share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

2015 Full Year Results

Net sales were $11.1 billion for 2015 compared to $10.3 billion for 2014, a 7.7% increase. Excluding the impact of foreign currency fluctuations and one additional selling day in 2015, net sales increased 9.1%. Cigarette sales increased 8.4% while non-cigarette sales grew 6.1%, both benefiting from market share wins and the acquisition of Karrys Bros. Food sales increased 8.5% for 2015 driven primarily by our core strategies. The increase in cigarette sales was due mostly to an increase of 6.6% of cartons sold and to manufacturers' price increases. In addition to market share growth, non-cigarette sales to our existing customers increased through the successful implementation of our core marketing strategies.

Gross profit increased 11.2% to $637.9 million in 2015 compared to $573.7 million the previous year. LIFO expense decreased $14.4 million in 2015 compared to 2014, due primarily to a decrease in the PPI for certain product categories we use to measure food/non-food LIFO expense as published by the Bureau of Labor Statistics. Remaining gross profit increased 9.1% to $618.9 million in 2015 driven by an 8.9% increase in non-cigarette remaining gross profit and a 9.6% increase in cigarette remaining gross profit. Non-cigarette remaining gross profit margin increased 33 basis points to 12.61% driven mainly by sales growth in our Food category and a sales shift towards higher margin items. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2015	2014	% Change

Gross profit	$637.9	$573.7	11.2%
Cigarette inventory holding gains	(10.1)	(8.2)
Cigarette tax stamp inventory holding gains	(9.0)	—
Candy inventory holding gains	—	(6.0)
OTP tax refunds	(1.8)	(8.5)
LIFO expense	1.9	16.3
Remaining gross profit	$618.9	$567.3	9.1%

The Company’s operating expenses for 2015 increased 9.1% to $551.2 million compared to $505.4 million for 2014. Operating expenses as a percentage of net sales was 5.0% for 2015 compared to 4.9% for 2014. The increase in operating expenses in 2015 includes approximately $15.9 million of incremental expenses, primarily from the Company’s new Ohio division and certain expenses related to the acquisition of Karrys Bros. In addition, operating expenses for the year were impacted by increases in the amount of cubic feet of product handled, incremental customer deliveries, investment spending of approximately $6.0 million on infrastructure, people and systems to support future growth, and $1.1 million of identifiable costs related to the on boarding of new customers we began servicing in the first quarter of 2016 and $1.6 million related to pension settlement activities.

Net income in 2015 was $51.5 million compared to $42.7 million for the same period in 2014. Excluding LIFO expense, net income was approximately $52.7 million for both 2015 and 2014. Adjusted EBITDA increased

10.2% from $122.7 million in 2014 to $135.2 million this year, the components of which are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2015	2014	% Change

Net income	$51.5	$42.7	20.6%
Interest expense, net (1)	2.0	1.8
Provision for income taxes	31.4	23.7
Depreciation & amortization	37.9	32.0
LIFO expense	1.9	16.3
Stock-based compensation expense	8.7	6.1
Foreign currency transaction losses, net	1.8	0.1
Adjusted EBITDA	$135.2	$122.7	10.2%

Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per share were $2.21 for 2015 compared to $1.83 last year. Excluding LIFO expense, diluted earnings per share was $2.26 for both 2015 and 2014. The comparability of the per share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

Dividend

Core-Mark also announced today its Board of Directors has approved a $0.16 cash dividend per common share. The dividend is payable on March 28, 2016 to stockholders of record as of the close of business on March 11, 2016.

Guidance for 2016

The Company expects 2016 annual net sales to be between $13.4 billion and $13.8 billion.  This expected growth in sales is driven largely by two significant new customers we will begin servicing in 2016 and other market share gains; it assumes no new acquisitions.

Adjusted EBITDA for 2016 is expected to be between $153.0 million and $160.0 million. Diluted earnings per-share for the full year are expected to be between $2.26 and $2.41, which assumes $13.0 million of estimated LIFO expense. Our diluted per-share estimates, excluding LIFO expense, are between $2.60 and $2.75.  EPS estimates assume a 38.5% tax rate and 23.4 million fully diluted shares outstanding.  These projections assume that the 2015 cigarette stamp holding gain of $8.5 million, net, and the net OTP tax refund of $1.7 million will not recur, representing approximately $0.23 and $0.04 per diluted share, respectively.

Capital expenditures for 2016 are expected to be approximately $50 million, which will be utilized for expansion projects, including a new warehouse in Las Vegas and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, February 25, 2016 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and full year. The call may be accessed by dialing 1-800-588-4973 using the code 41752201. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including adjusted EBITDA and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding our guidance for 2016 net sales, adjusted EBITDA, diluted earnings per share, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failure to maintain our brand or reputation; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; changes in labor regulations; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is February 25, 2016, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 36,500 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$12.5	$14.4
Restricted cash	8.5	13.0
Accounts receivable, net of allowance for doubtful accounts of $10.9 and $10.8
at December 31, 2015 and December 31, 2014, respectively	272.7	245.3
Other receivables, net	69.4	61.5
Inventories, net	407.4	417.8
Deposits and prepayments	65.0	43.7
Deferred income taxes	1.8	8.4
Total current assets	837.3	804.1
Property and equipment, net	159.5	148.9
Goodwill	22.9	22.9
Other intangible assets, net	29.5	22.6
Other non-current assets, net	28.1	31.1
Total assets	$1,077.3	$1,029.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$129.6	$128.4
Book overdrafts	29.2	29.1
Cigarette and tobacco taxes payable	193.6	187.3
Accrued liabilities	106.9	93.4
Deferred income taxes	0.3	0.3
Total current liabilities	459.6	438.5
Long-term debt	60.4	68.2
Deferred income taxes	18.6	16.2
Other long-term liabilities	10.6	11.9
Claims liabilities	26.6	27.5
Pension liabilities	7.5	6.0
Total liabilities	583.3	568.3
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 25,976,677 and
25,847,269 shares issued; 23,058,335 and 23,080,110 shares outstanding at
December 31, 2015 and December 31, 2014, respectively)	0.3	0.3
Additional paid-in capital	271.8	263.8
Treasury stock at cost (2,918,342 and 2,767,159 shares of common stock at
December 31, 2015 and December 31, 2014, respectively)	(61.8)	(52.6)
Retained earnings	300.0	261.4
Accumulated other comprehensive loss	(16.3)	(11.6)
Total stockholders’ equity	494.0	461.3
Total liabilities and stockholders’ equity	$1,077.3	$1,029.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$2,815.1	$2,608.6	$11,069.4	$10,280.1
Cost of goods sold	2,645.0	2,454.0	10,431.5	9,706.4
Gross profit	170.1	154.6	637.9	573.7
Warehousing and distribution expenses	91.7	81.5	352.6	318.4
Selling, general and administrative expenses	48.4	49.5	196.0	184.4
Amortization of intangible assets	0.8	0.6	2.6	2.6
Total operating expenses	140.9	131.6	551.2	505.4
Income from operations	29.2	23.0	86.7	68.3
Interest expense	(0.6)	(0.6)	(2.5)	(2.4)
Interest income	0.1	0.2	0.5	0.6
Foreign currency transaction losses, net	(0.5)	(0.1)	(1.8)	(0.1)
Income before income taxes	28.2	22.5	82.9	66.4
Provision for income taxes	(10.5)	(7.9)	(31.4)	(23.7)
Net income	$17.7	$14.6	$51.5	$42.7
Basic net income per common share (1)	$0.77	$0.63	$2.23	$1.85
Diluted net income per common share (1)	$0.75	$0.62	$2.21	$1.83
Basic weighted-average shares	23.2	23.1	23.1	23.1
Diluted weighted-average shares	23.4	23.4	23.3	23.3

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Twelve Months Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net income	$51.5	$42.7
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	2.0	16.0
Amortization of debt issuance costs	0.3	0.3
Stock-based compensation expense	8.7	6.1
Bad debt expense, net	1.3	2.2
Depreciation and amortization	37.9	32.0
Foreign currency transaction losses, net	1.8	0.1
Deferred income taxes	8.9	(3.0)
Settlement charge	1.6	—
Changes in operating assets and liabilities:
Accounts receivable, net	(28.1)	(13.8)
Other receivables, net	(8.9)	(3.0)
Inventories, net	1.5	(50.6)
Deposits, prepayments and other non-current assets	(25.9)	5.7
Excess tax deductions associated with stock-based compensation	(2.2)	(2.8)
Accounts payable	4.0	20.6
Cigarette and tobacco taxes payable	13.8	9.1
Pension, claims, accrued and other long-term liabilities	9.0	4.9
Net cash provided by operating activities	77.2	66.5
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(9.0)	(1.0)
Change in restricted cash	4.5	(0.9)
Additions to property and equipment, net	(30.3)	(53.9)
Capitalization of software and related development costs	(8.7)	(5.3)
Proceeds from sale of fixed assets	0.3	—
Net cash used in investing activities	(43.2)	(61.1)
Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility, net	(9.3)	9.6
Dividends paid	(12.8)	(10.7)
Payments on capital leases	(2.3)	(1.7)
Repurchases of common stock	(9.2)	(8.0)
Proceeds from exercise of common stock options	0.4	2.1
Tax withholdings related to net share settlements of restricted stock units	(3.3)	(1.7)
Excess tax deductions associated with stock-based compensation	2.2	2.8
Increase in book overdrafts	0.1	6.2
Net cash used in financing activities	(34.2)	(1.4)
Effects of changes in foreign exchange rates	(1.7)	(0.6)
Change in cash and cash equivalents	(1.9)	3.4
Cash and cash equivalents, beginning of period	14.4	11.0
Cash and cash equivalents, end of period	$12.5	$14.4
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net	$26.8	$22.0
Interest paid	$1.3	$1.1
Unpaid property and equipment purchases included in accrued liabilities	$5.1	$1.4
Non-cash capital lease obligations incurred	$5.4	$4.7

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2015 (a)(b)	2014 (a)(b)	% Change	2015 (a)(b)	2014 (a)(b)	% Change
Net income	$17.7	$14.6	21.2%	$51.5	$42.7	20.6%
Diluted shares	23.4	23.4		23.3	23.3
Diluted EPS	$0.75	$0.62	21.0%	$2.21	$1.83	20.8%
LIFO expense	(0.19)	0.07		0.05	0.43
Diluted EPS excluding LIFO expense	$0.56	$0.69	(18.8)%	$2.26	$2.26	—%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	(0.12)	(0.11)		(0.27)	(0.22)
Cigarette tax stamp inventory holding gains (2)	(0.02)	—		(0.23)	—
Candy inventory holding gains (3)	—	(0.02)		—	(0.16)
Net OTP tax items (4)	—	(0.14)		(0.04)	(0.20)
Business expansion and integration costs (5)	0.04	0.01		0.08	0.04
Investment spending (6)	0.05	—		0.16	—
Product liability settlement (7)	—	0.03		—	0.04
Pension liability settlement (8)	0.02	—		0.04	—
Foreign exchange losses (9)	0.01	—		0.05	—
Tax items (10)	—	(0.01)		(0.01)	(0.08)

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of approximately 38.3% for the three and twelve months ended December 31, 2015 and 38.4% for the same periods in 2014.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $4.7 million and $10.1 million for the three and twelve months ended December 31, 2015, respectively, versus $4.2 million and $8.2 million for the three months and twelve months ended December 31, 2014, respectively.

(2) Cigarette tax stamp inventory holding gains
Cigarette tax stamp inventory holding gains, net of fees, were $0.7 million and $8.5 million for the three and twelve months ended December 31, 2015, respectively.
(3) Candy inventory holding gains
Candy inventory holding gains were $0.8 million and $6.0 million for the three and twelve months ended December 31, 2014, respectively.
(4) Net OTP tax items
During the twelve months ended December 31, 2015 the Company recognized OTP tax refunds of $1.7 million, net of fees, related to prior years’ taxes. During the three and twelve months ended December 31, 2014 the Company recognized OTP tax refunds of $6.0 million and $8.0 million, respectively, net of fees, related to prior years’ taxes, offset by an OTP tax assessment of $0.5 million.

(5) Business expansion and integration costs
During the three and twelve months ended December 31, 2015 the Company incurred approximately $1.4 million and $3.2 million, respectively, in business expansion and integration expenses. Business and expansion costs in the fourth quarter of 2015 consisted of $1.1 million related to on-boarding new customers we began servicing in Q1 2016 and $0.3 million related to the integration of Karrys Bros. During the three and twelve months ended December 31, 2014 the Company incurred approximately $0.6 million and $1.4 million, respectively, related primarily to the start-up and integration of our new Ohio division and Karrys Bros.

(6) Investment spending
During the three and twelve months ended December 31, 2015 the Company recognized expenses of approximately $2.0 million and $6.0 million related primarily to investments in infrastructure, people and information systems to support future growth.

(7) Product liability settlement
During the three and twelve months ended December 31, 2014 the Company recognized expenses of $1.2 million and $1.5 million, respectively, for a product liability settlement and related legal expenses.

(8) Pension liability settlement
For the three and twelve months ended December 31, 2015 the Company recorded a settlement charge of $0.7 million and $1.6 million, respectively, related primarily to lump sum payments made to plan participants in lieu of future pension benefits.

(9) Foreign exchange losses
During the three and twelve months ended December 31, 2015 the Company recognized foreign exchange transaction losses of $0.5 million and $1.8 million, respectively. The Company recognized foreign exchange transaction losses of $0.1 million for the three and twelve months ended December 31, 2014.

(10) Tax items
The provision for income taxes included a net benefit of $0.1 million and $0.3 million for the three and twelve months ended December 31, 2015, respectively, and $0.2 million and $1.8 million for the same periods in 2014, respectively, related primarily to the expiration of the statute of limitations for uncertain tax positions and adjustments of prior years' estimates.